Exhibit 15

AWARENESS LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

July 20, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

     We are aware that our report dated May 6, 2004 on our review of interim financial information of Valeant Pharmaceuticals International (formerly known as ICN Pharmaceuticals, Inc.) (the “Company”) for the three month period ended March 31, 2004 and included in the Company’s quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in this Registration Statement prepared or certified by us within the meaning of Sections 7 or 11 of the Act.

Sincerely,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, California